CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Proxy Statement/Prospectus on Form N-14 of our report dated May 25, 2004, relating to the financial statements and financial highlights in the March 31, 2004 Annual Report to Shareholders of PBHG Funds, which appears in such Proxy Statement/Prospectus. We also consent to the reference to us under the headings "Financial Highlights", "Financial Information", "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Proxy Statement/Prospectus.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 2, 2005